As filed with the U.S. Securities and Exchange Commission on July 14, 2025.

Registration No. 333-287302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 3

to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

ETOILES CAPITAL GROUP CO., LTD

(Exact Name of Registrant as Specified in its Charter)

_____________________________________

Cayman Islands	8742	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 1109, 11/F, Tai Yau Building
No. 181 Johnston Road, Wanchai, Hong Kong
+852-2398-8699

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111	Jing Ye, Esq. Ye & Associates, P.C. 135-15 40th Road, Suite 402 Flushing, New York 11354 Telephone: (929) 300-7489

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Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-287302), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on June 2, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers).

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On November 4, 2024, the Company passed board resolutions and shareholder resolutions to re-designate our authorized share capital from US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each to US$50,000 divided into (i) 450,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (ii) 50,000,000 Class B Ordinary Shares of par value of US$0.0001 by re-designating (a) 449,990,000 authorized but unissued ordinary shares of par value of US$0.0001 each into 449,990,000 Class A Ordinary Shares of par value of US$0.0001 each; and (b) 50,000,000 authorized but unissued ordinary shares of par value of US$0.0001 each into 50,000,000 Class B Ordinary Shares of par value of US$0.0001 each, and re-designating a total of 10,000 issued ordinary shares of par value of US$0.0001 owned by Etoiles Zeneo Investment Limited into 10,000 Class A ordinary shares of par value of US$0.0001 each. Subsequent to the re-designation, the Company was owned as to 10,000 Class A Ordinary Shares by Etoiles Zeneo Investment Limited. Simultaneously, the Company issued 13,490,000 Class A ordinary shares of par value of US$0.0001 each and 10,000,000 Class B ordinary shares of par value of US$0.0001 each to Etoiles Zeneo Investment Limited. On the same day, the Company also adopted an amended and restated memorandum and articles of association.

On November 4, 2024, Etoiles Zeneo Investment Limited entered into five sale and purchase agreements (the “Sale and Purchase Agreements”) with Doublefortuna Company Limited, Easy Cargo Management Inc, Enbo Holdings Group Limited, La Dicha Group Limited and Quantum Pinnacle Company Limited, respectively. Pursuant to the Sales and Purchase Agreements, Etoiles Zeneo Investment Limited sold, and Doublefortuna Company Limited, Easy Cargo Management Inc, Enbo Holdings Group Limited, La Dicha Group Limited and Quantum Pinnacle Company Limited acquired, 4.90%, 4.60%, 4.70%, 4.70% and 4.90% of the issued Class A equity interests in the Company, at the consideration of US$125,642, US$117,949, US$120,513, US$120,513 and US$125,642, respectively. On the same date, Etoiles Zeneo Investment Limited executed the instrument of transfers whereby Etoiles Zeneo Investment Limited have transferred 661,500, 621,000, 634,500, 634,500 and 661,500 Class A Ordinary Shares, out of its 13,500,000 Class A Ordinary Shares, to Doublefortuna Company Limited, Easy Cargo Management Inc, Enbo Holdings Group Limited, La Dicha Group Limited and Quantum Pinnacle Company Limited, respectively. Subsequent to the transfers, the Company is owned as to (i) 10,287,000 Class A Ordinary Shares and 10,000,000 Class B Ordinary Shares by Etoiles Zeneo Investment Limited; and (ii) 661,500, 621,000, 634,500, 634,500 and 661,500 Class A Ordinary Shares by Doublefortuna Company Limited, Easy Cargo Management Inc, Enbo Holdings Group Limited, La Dicha Group Limited and Quantum Pinnacle Company Limited, respectively.

On May 8, 2025, Etoiles Zeneo Investment Limited proposed to voluntarily surrender 5,000,000 Class B Ordinary Shares to the Company for no consideration for the cancellation, and the Company approved the surrender and cancellation of such shares on May 8, 2025. Etoiles Zeneo Investment Limited considered that it is in the best interest of the Group to forgo any consideration for the voluntary surrender and cancellation of the 5,000,000 Class B Ordinary Shares. Subsequently, the Company is owned as to (i) 10,287,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares by Etoiles Zeneo Investment Limited; and (ii) 661,500, 621,000, 634,500, 634,500 and 661,500 Class A Ordinary Shares by Doublefortuna Company Limited, Easy Cargo Management Inc, Enbo Holdings Group Limited, La Dicha Group Limited and Quantum Pinnacle Company Limited, respectively.

All of the foregoing issuances were made outside of the U.S. pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(3)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(4)    For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Second Amended and Restated Memorandum of Association and Articles of Association, as currently in effect**
4.1	Specimen certificate evidencing Class A Ordinary Shares**
5.1	Opinion of Ogier regarding the validity of the Shares being registered**
10.1	Employment Agreement between the registrant and Mr. Kit Shing, CHEUNG, registrant’s Chief Executive Officer and Chair of the Board**
10.2	Employment Agreement between the registrant and Mr. Hon Fai, TAM, registrant’s Chief Financial Officer**
10.3	Employment Agreement between the registrant and Mr. Zhihan, LOU, registrant’s Chief Operating Officer**
10.4	Form of Independent Director Agreement by and between the registrant and its Independent Director**
10.5	Tenancy Agreement of Room 1109, 11/F, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong**
14.1	Code of Business Conduct and Ethics**
21.1	List of subsidiaries of the Company**
23.1	Consent of SRCO, C.P.A., Professional Corporation*
23.2	Consent of Ogier (included in Exhibit 5.1)**
23.3	Consent of David Fong & Co., Solicitors (included in Exhibit 99.4)**
23.4	Consent of Cundi Solution Limited**
23.5	Consent of China Commercial Law Firm (included in Exhibit 99.5)**
24.1	Power of Attorney (included in the signature page to the Form F-1)
99.1	Audit Committee Charter**
99.2	Nominating Committee Charter**
99.3	Compensation Committee Charter**
99.4	Opinion of David Fong & Co., Solicitors, as to certain Hong Kong Legal Matters**
99.5	Opinion of China Commercial Law Firm regarding certain PRC matters**
99.6	Consent of Qi, DING, Independent Director Nominee**
99.7	Consent of Raj K, THAKAR, Independent Director Nominee**
99.8	Consent of Yeung Tak, CHEN, Independent Director Nominee**
99.9	Executive Compensation Recovery Policy**
99.10	Insider Trading Policy**
107	Calculation of Filing Fee Table**

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*        Filed herein.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on July 14, 2025.

ETOILES CAPITAL GROUP CO., LTD
By:	/s/ Kit Shing, CHEUNG
Name:	Kit Shing, CHEUNG
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Kit Shing, CHEUNG, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Kit Shing, CHEUNG	Chairperson of the Board of Directors,	July 14, 2025
Kit Shing, CHEUNG	Director, Chief Executive Officer (Principal Executive Officer)
/s/ Hon Fai, TAM	Chief Financial Officer	July 14, 2025
Hon Fai, TAM	(Principal Accounting and Financial Officer)
/s/ Zhihan, LOU	Chief Operating Officer	July 14, 2025
Zhihan, LOU

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in New York, NY on July 14, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President